Exhibit 99.4

INDEX TO FINANCIAL STATEMENTS

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of National Financial Partners Corp.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of National Financial Partners Corp. and its subsidiaries (the “Company”) at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under item 9A of the Company’s Annual Report on Form 10-K filed on February 13, 2009. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions on January 1, 2007 and convertible debt instruments as of January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded two financial services subsidiaries (the “firms”) from its assessment of internal control over financial reporting as of December 31, 2008 because the firms were acquired by the Company in purchase business combinations during 2008. We have also excluded the two firms from our audit of internal control over financial reporting. The firms are wholly-owned subsidiaries whose combined total assets and combined total revenues represent 1.7% and less than 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.

/s/    PricewaterhouseCoopers LLP

New York, New York

February 13, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the change in accounting for convertible debt instruments (Note 2), as to which the date is August 21, 2009.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 and 2007

(in thousands, except per share amounts)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$48,621	$114,182
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	75,109	80,403
Commissions, fees and premiums receivable, net	140,758	151,195
Due from principals and/or certain entities they own	16,329	14,366
Notes receivable, net	6,496	5,658
Deferred tax assets	9,435	17,413
Other current assets	19,284	17,034

Total current assets	316,032	400,251
Property and equipment, net	51,683	31,823
Deferred tax assets	24,889	20,587
Intangibles, net	462,123	475,149
Goodwill, net	635,693	610,499
Notes receivable, net	23,683	12,588
Other non-current assets	28,018	7,646

Total assets	$1,542,121	$1,558,543

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$73,159	$78,450
Borrowings	148,000	126,000
Income taxes payable	11	1,899
Due to principals and/or certain entities they own	38,791	68,493
Accounts payable	28,513	33,404
Dividends payable	—	8,171
Accrued liabilities	54,380	84,360

Total current liabilities	342,854	400,777
Deferred tax liabilities	119,400	116,116
Convertible senior notes	193,475	183,087
Other non-current liabilities	62,874	49,440

Total liabilities	718,603	749,420

Commitments and contingencies (Note 4)
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares; none issued	—	—
Common stock, $0.10 par value: Authorized 180,000 shares; 43,875 and 42,472 issued and 39,753 and 38,935 outstanding, respectively	4,388	4,244
Additional paid-in capital	881,458	832,115
Retained earnings	97,178	113,716
Treasury stock, 4,122 and 3,500 shares, respectively, at cost	(159,456)	(140,952)
Accumulated other comprehensive income (loss)	(50)	—

Total stockholders’ equity	823,518	809,123

Total liabilities and stockholders’ equity	$1,542,121	$1,558,543

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2008, 2007 and 2006

(in thousands, except per share amounts)

	2008	2007	2006
Revenue:
Commissions and fees	$1,150,387	$1,194,294	$1,077,113
Cost of services:
Commissions and fees	362,868	386,460	348,062
Operating expenses(1)	408,968	371,610	311,872
Management fees(2)	170,683	211,825	217,934

Total cost of services (excludes items shown separately below)	942,519	969,895	877,868

Gross margin	207,868	224,399	199,245
Corporate and other expenses:
General and administrative	64,189	58,495	51,274
Amortization and depreciation	52,565	45,313	37,120
Impairment of goodwill and intangible assets	41,257	7,877	10,745
Management agreement buyout	—	13,046	—
(Gain) loss on sale of businesses	(7,663)	(1,864)	34

Total corporate and other expenses	150,348	122,867	99,173

Income from operations	57,520	101,532	100,072
Interest and other income	6,176	9,651	8,295
Interest and other expense	(21,887)	(19,227)	(7,006)

Net interest and other	(15,711)	(9,576)	1,289

Income before income taxes	41,809	91,956	101,361
Income tax expense	33,338	43,205	43,783

Net income	$8,471	$48,751	$57,578

Earnings per share:
Basic	$0.21	$1.28	$1.52

Diluted	$0.21	$1.21	$1.43

Weighted average shares outstanding:
Basic	39,543	38,119	37,850

Diluted	40,933	40,254	40,344

Dividends declared per share	$0.63	$0.75	$0.63

(1)	Excludes amortization and depreciation which are shown separately under Corporate and other expenses.

(2)	Excludes management agreement buyout which is shown separately under Corporate and other expenses.

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2008, 2007 and 2006

(in thousands)

	Common shares outstanding	Par value	Additional paid-in capital	Common stock subscribed	Stock subscription receivable	Retained earnings	Treasury stock	Accumulated other comprehensive income (loss)	Total
Balance at 12/31/05	36,795	$3,822	$623,102	$—	$—	$67,808	$(35,047)	$—	$659,685
Common stock issued for acquisitions	981	98	47,461	—	—	—	—	—	47,559
Common stock issued for contingent consideration	219	20	10,552	—	—	—	332	—	10,904
Common stock issued for incentive payments	91	7	4,167	—	—	—	268	—	4,442
Other common stock issuances	—	—	1,532	—	—	—	—	—	1,532
Common stock repurchased	(53)	—	—	—	—	—	(2,493)	—	(2,493)
Stock-based awards exercised/lapsed, including tax benefit	716	72	12,372	—	—	—	—	—	12,444
Shares cancelled to pay withholding taxes	—	—	(2,007)	—	—	—	—	—	(2,007)
Amortization of unearned stock-based compensation, net of cancellations	—	—	9,333	—	—	(113)	—	—	9,220
Cash dividends declared on common stock ($0.63 per share)	—	—	—	—	—	(23,992)	—	—	(23,992)
Net income	—	—	—	—	—	57,578	—	—	57,578

Balance at 12/31/06	38,749	$4,019	$706,512	$—	$—	$101,281	$(36,940)	$—	$774,872
Common stock issued for acquisitions	862	86	39,249	—	—	—	—	—	39,335
Common stock issued for contingent consideration	390	20	14,906	—	—	—	3,106	—	18,032
Common stock issued for incentive payments	70	3	2,414	—	—	—	724	—	3,141
Other common stock issuances	106	10	7,090	—	—	—	22	—	7,122
Common stock repurchased	(2,304)	—	—	—	—	—	(108,421)	—	(108,421)
Purchase of call options	—	—	(55,890)	—	—	—	—	—	(55,890)
Sale of warrants	—	—	34,040	—	—	—	—	—	34,040
Equity component of convertible senior notes	—	—	55,890	—	—	—	—	—	55,890
Equity component of issuance costs	—	—	(1,841)	—	—	—	—	—	(1,841)
Tax benefit from equity component of issuance costs	—	—	104	—	—	—	—	—	104
Stock issued through Employee Stock Purchase Plan	—	—	757	—	—	—	557	—	1,314
Stock-based awards exercised/lapsed, including tax benefit	1,062	106	19,171	—	—	—	—	—	19,277
Shares cancelled to pay withholding taxes	—	—	(3,425)	—	—	—	—	—	(3,425)
Amortization of unearned stock-based compensation, net of cancellations	—	—	13,138	—	—	(238)	—	—	12,900
Cash dividends declared on common stock ($0.75 per share)	—	—	—	—	—	(28,692)	—	—	(28,692)
Impact of adoption of new accounting standard—FIN 48	—	—	—	—	—	(7,386)	—	—	(7,386)
Net income	—	—	—	—	—	48,751	—	—	48,751

Balance at 12/31/07	38,935	$4,244	$832,115	$—	$—	$113,716	$(140,952)	$—	$809,123
Common stock issued for acquisitions	669	67	18,391	—	—	—	—	—	18,458
Common stock issued for contingent consideration	89	—	431	—	—	—	1,628	—	2,059
Common stock issued for incentive payments	290	5	4,258	—	—	—	4,116	—	8,379
Other common stock issuances	269	27	12,635	—	—	—	—	—	12,662
Common stock repurchased	(950)	—	—	—	—	—	(25,757)	—	(25,757)
Tax benefit from equity component of issuance costs	—	—	103	—	—	—	—	—	103
Stock issued through Employee Stock Purchase Plan	—	—	173	—	—	—	1,509	—	1,682
Stock-based awards exercised/lapsed, including tax benefit	451	45	1,437	—	—	—	—	—	1,482
Shares cancelled to pay withholding taxes	—	—	(815)	—	—	—	—	—	(815)
Amortization of unearned stock-based compensation, net of cancellations	—	—	12,730	—	—	(107)		—	12,623
Cash dividends declared on common stock ($0.63 per share)	—	—	—	—	—	(24,902)	—	—	(24,902)
Components of comprehensive income (loss):
Translation adjustments, net of tax effect of ($27)	—	—	—	—	—	—	—	(50)	(50)
Net Income	—	—	—	—	—	8,471		—	8,471

Comprehensive Income	—	—	—	—	—	—		—	8,421

Balance at 12/31/08	39,753	$4,388	$881,458	$—	$—	$97,178	$(159,456)	$(50)	$823,518

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 and 2006

(in thousands)

	2008	2007	2006
Cash flow from operating activities:
Net income	$8,471	$48,751	$57,578
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(3,430)	(14,541)	(10,250)
Stock-based compensation	12,623	12,900	9,220
Amortization of intangibles	39,194	34,303	27,984
Depreciation	13,371	11,010	9,136
Impairment of goodwill and intangible assets	41,257	7,877	10,745
Accretion of senior convertible notes discount	10,388	8,977	—
(Gain) loss on disposal of businesses	(7,663)	(1,864)	34
Other, net	(26)	3,663	—
(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	11,570	(6,359)	(2,925)
Commissions, fees and premiums receivable, net	13,962	(13,451)	(14,674)
Due from principals and/or certain entities they own	(1,889)	(4,219)	(3,783)
Notes receivable, net—current	(926)	(1,023)	(2,719)
Other current assets	(2,007)	(1,122)	(1,809)
Notes receivable, net—non-current	(11,171)	(3,467)	914
Other non-current assets	(12,005)	1,874	(1,848)
Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	(11,477)	4,268	417
Income taxes payable	(1,888)	(10,200)	(545)
Due to principals and/or certain entities they own	(33,142)	2,978	(15,217)
Accounts payable	(5,309)	(7,053)	12,290
Accrued liabilities	(17,718)	22,982	2,866
Other non-current liabilities	14,266	12,122	4,509

Total adjustments	47,980	59,655	24,345

Net cash provided by operating activities	56,451	108,406	81,923

Cash flow from investing activities:
Proceeds from sales of businesses	22,615	1,920	2,429
Purchases of property and equipment, net	(33,241)	(13,308)	(10,622)
Payments for acquired firms, net of cash, and contingent consideration	(76,369)	(206,366)	(112,148)

Net cash used in investing activities	(86,995)	(217,754)	(120,341)

Cash flow from financing activities:
Proceeds from borrowings	199,000	204,000	206,000
Repayments of borrowings	(177,000)	(161,000)	(163,000)
Proceeds from convertible senior notes	—	230,000	—
Convertible senior notes issuance costs	—	(7,578)	—
Proceeds from warrants sold	—	34,040	—
Purchase of call options	—	(55,890)	—
Proceeds from stock-based awards exercised/lapsed, including tax benefit	1,482	19,277	12,444
Shares cancelled to pay withholding taxes	(815)	(3,425)	(2,007)
Payments for treasury stock repurchase	(24,612)	(106,605)	—
Dividends paid	(33,072)	(27,495)	(22,574)

Net cash (used in) provided by financing activities	(35,017)	125,324	30,863

Net increase (decrease) in cash and cash equivalents	(65,561)	15,976	(7,555)
Cash and cash equivalents, beginning of the year	114,182	98,206	105,761

Cash and cash equivalents, end of the year	$48,621	$114,182	$98,206

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$37,470	$48,571	$50,121

Cash paid for interest	$9,756	$6,657	$5,940

Non-cash transactions:
See Note 17

See accompanying notes to consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Nature of Operations

National Financial Partners Corp. (“NFP”), a Delaware corporation, was formed on August 27, 1998, but did not commence operations until January 1, 1999. The principal business of NFP and its subsidiaries (the “Company”) is the acquisition and management of operating companies it acquires which form a national distribution network that offers financial services, including life insurance and wealth transfer, corporate and executive benefits and financial planning and investment advisory services to the high net worth and entrepreneurial corporate markets. As of December 31, 2008, the Company owned 181 firms.

The Company executes a strategy in acquiring firms which it believes aligns the goals of both the entrepreneur and the Company. Under the Company’s acquisition structure, NFP acquires 100% of the equity of independent financial services products distribution businesses on terms that are relatively standard across the Company’s acquisitions. To determine the acquisition price, NFP first estimates the annual operating cash flow of the business to be acquired based on current levels of revenue and expense. For this purpose, NFP generally defines operating cash flow as cash revenue of the business less cash and non-cash expenses, other than amortization, depreciation and compensation to the business’s owners or individuals who subsequently become principals. NFP refers to this estimated annual operating cash flow as “target earnings.” The acquisition price is a multiple (generally in a range of five to six times) of a portion of the target earnings, referred to as “base earnings.”

NFP enters into a management agreement with principals and/or certain entities they own. Under the management agreement, the principals and/or such entities are entitled to management fees consisting of (1) all future earnings of the acquired business in excess of the base earnings up to target earnings and (2) a percentage of any earnings in excess of target earnings based on the ratio of base earnings to target earnings.

NFP retains a cumulative preferred position in the base earnings. To the extent earnings of a firm in any year are less than base earnings, in the following year NFP is entitled to receive base earnings together with the prior years’ shortfall before any management fees are paid.

Note 2—Summary of Significant Accounting Policies

Basis of presentation

The Company’s consolidated financial statements include the accounts of NFP and all of its firms. All material intercompany balances, which do not include the amounts due to or from principals and/or certain entities they own, and transactions have been eliminated.

The Company has retrospectively adopted the provisions of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) effective January 1, 2009. All periods presented in these financial statements have been adjusted to reflect this adoption.

Revenue recognition

Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, the Company receives renewal commissions for a period following the first year, if the policy remains in force. Some of the Company’s firms also receive fees for the settlement of life insurance policies. These fees are generally based on a percentage of the settlement proceeds received by their clients, and recognized as revenue when the policy is transferred and the rescission period has ended. The Company also earns commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with the Company. The Company also earns fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans. Insurance commissions are recognized as revenue when the following criteria are met: (1) the policy application and other carrier delivery requirements are substantially complete, (2) the premium is paid, and (3) the insured party is contractually committed to the purchase of the insurance policy. Carrier delivery requirements may include additional supporting documentation, signed amendments and premium payments. Subsequent to the initial issuance of the insurance policy, premiums are billed directly by carriers. Commissions earned on renewal premiums are generally recognized upon receipt from the carrier, since that is typically when the Company is first notified that such commissions have been earned. The Company carries an allowance for policy cancellations, which approximated $1.2 million, $1.2 million and $1.2 million at December 31, 2008, 2007 and 2006, respectively, that is periodically evaluated and adjusted as necessary. Miscellaneous commission adjustments are generally recorded as they occur. Contingent commissions are recorded as revenue when received which, in many cases, is the Company’s first notification of amounts earned. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit and/or overall volume of business placed with the underwriter. The data necessary for the calculation of contingent commissions cannot be reasonably estimated prior to receipt of the commission.

The Company earns commissions related to the sale of securities and certain investment-related insurance products. The Company also earns fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In certain cases, incentive fees are earned based on the performance of the assets under management. Some of the Company’s firms charge flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation. Any investment advisory or related fees collected in advance are deferred and recognized as income on a straight-line basis over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on a trade date basis.

Some of the Company’s firms earn additional compensation in the form of incentive and marketing support payments from manufacturers of financial services products, based on the volume, persistency and profitability of business generated by the Company for these three sources. Incentive and marketing support revenue is recognized at the earlier of notification of a payment or when payment is received, unless there exists historical data and other information which enable management to reasonably estimate the amount earned during the period.

Earnings per share

Basic earnings per share is calculated by dividing the net income available to common stockholders by the weighted average of common shares outstanding during the year. Contingently issuable shares are considered outstanding common shares and included in the computation of basic earnings per share if, as of the date of the computation, all necessary conditions for this issuance have been satisfied.

Diluted earnings per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock-based awards and common shares issuable as contingent consideration as part of the acquisition of certain acquired firms utilizing the treasury stock method, unless their inclusion would be anti-dilutive and would have the effect of increasing the earnings per share amount.

The computations of basic and diluted earnings per share are as follows:

(in thousands, except per share amounts)	For the years ended December 31,
	2008	2007	2006
Basic:
Net income	$8,471	$48,751	$57,578

Average shares outstanding	39,542	38,119	37,848
Contingent consideration and incentive payments	1	—	2

Total	39,543	38,119	37,850

Basic earnings per share	$0.21	$1.28	$1.52

Diluted:
Net income	$8,471	$48,751	$57,578

Average shares outstanding	39,542	38,119	37,848
Stock held in escrow and stock subscriptions	—	37	64
Contingent consideration and incentive payments	176	172	233
Stock-based compensation	1,121	1,924	2,199
Other	94	2	—

Total	40,933	40,254	40,344

Diluted earnings per share	$0.21	$1.21	$1.43

Use of estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

Business segments

The Company operates in one business segment, within the financial services industry. The Company does not have available the discrete financial information as to revenue by each product or service.

Net capital

Certain subsidiaries of NFP are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1 of the Securities Exchange Act of 1934, as amended), which requires the maintenance of minimum net capital. As of December 31, 2008, these subsidiaries had aggregate net capital of $9.4 million, which was $6.5 million in excess of aggregate minimum net capital requirements of $3.0 million. These subsidiaries do not carry customer accounts and are not subject to the reserve requirements as stated in SEC Rule 15c3-3.1.

Cash and cash equivalents

For purposes of the consolidated statement of cash flows, cash equivalents consist of highly liquid investments purchased with a remaining maturity of three months or less. The carrying amounts reported on the statement of financial condition approximate their fair value.

Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts

In their capacity as third-party administrators certain firms collect premiums from insureds, and after deducting their commissions and/or fees, remit these premiums to insurance carriers. Unremitted insurance premiums are held in a fiduciary capacity until disbursed. Various state regulations provide specific requirements that limit the type of investments that may be made with such funds. Accordingly, these funds are invested in cash, money market accounts, and securities purchased under resale agreements. Interest income is earned on these unremitted funds, which is reported as interest and other income in the accompanying consolidated statements of income. It is the Company’s policy for the firms to directly, or through a custodial agent, take possession of the securities purchased under resale agreements. Due to their short-term nature (overnight), the carrying amounts of such transactions approximate their fair value.

Stock-based compensation

NFP is authorized under the Amended and Restated 1998, 2000 and 2002 Stock Incentive Plans (the “fixed plans”), and the Amended and Restated 2000 and 2002 Stock Incentive Plans for Principals and Managers to grant options, stock appreciation rights, restricted stock, restricted stock units and performance units, to officers, employees, Principals and/or certain entities they own, independent contractors, consultants, non-employee directors and certain advisory board members.

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” and the Securities and Exchange Commission Staff Accounting Bulletin No. 107 (collectively “SFAS 123R”) which is a revision of SFAS 123, which superseded APB 25 and amended SFAS No. 95, “Statement of Cash Flows.” The Company adopted the modified prospective transition method provided for under SFAS 123R and, accordingly, has not restated prior year amounts. Under the transition method, compensation expense for 2006 includes compensation expense for all share-based payment awards granted prior to, but not yet vested as of January 1, 2003, the date of the Company’s adoption of SFAS 123, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

Contingent consideration

NFP has incorporated contingent consideration, or earnout provisions into the structure of acquisitions completed since the beginning of 2001. These arrangements generally result in the payment of additional consideration to the sellers upon the firm’s satisfaction of certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. In a small number of cases, contingent consideration may be payable after shorter periods.

The additional cash payments or share issuances are contingent consideration accounted for under the Emerging Issues Task Force No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, and is considered to be additional purchase consideration and will be accounted for as part of the purchase price of the firms when the outcome of the contingency is determinable beyond a reasonable doubt. For acquisitions effective prior to January 1, 2009, contingent consideration is considered to be additional purchase consideration and is accounted for as part of the purchase price of the Company’s acquired firms when the outcome of the contingency is determined beyond a reasonable doubt. In connection with the adoption of SFAS 141R, as of January 1, 2009, contingent consideration arrangements for firms acquired effective January 1, 2009 and thereafter will be fair valued at the acquisition date and included on that basis in reported purchase price consideration. See Recently issued accounting standards for further detail.

Property, equipment and depreciation

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally 3 to 7 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Foreign Currency Translation

The functional currency of the Company is the United States (“U.S.”) dollar. The functional currency of the Company’s foreign operations is the applicable local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income and expense accounts using monthly average exchange rates. The cumulative effects of translating the functional currencies into the U.S. dollar are included in Accumulated other comprehensive income.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Accumulated other comprehensive income (loss) includes foreign currency translation. This information is provided in the Company’s statements of changes in stockholders’ equity and comprehensive income. Accumulated other comprehensive income (loss) on the consolidated balance sheets at December 31, 2008 represents accumulated foreign currency translation adjustments.

Impairment of goodwill and other intangible assets

The Company evaluates its amortizing (long-lived assets) and non-amortizing intangible assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) respectively.

In accordance with SFAS 144, long-lived assets, such as purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company generally performs its recoverability test on a quarterly basis for each of its acquired firms that have experienced a significant deterioration in its business indicated principally by an inability to produce base earnings for a period of time. Management believes this is an appropriate time period to evaluate firm performance. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted cash flows expected to be generated by the asset and by the eventual disposition of the asset. If the estimated undiscounted cash flows are less than the carrying amount of the underlying asset, an impairment may exist. The Company measures impairments on identifiable intangible assets subject to amortization by comparing a discounted cash flow to the carrying amount of the asset. In the event that the discounted cash flows are less than the carrying amount, an impairment charge will be recognized for the difference in the consolidated statements of income.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment losses of $6.3 million, $2.3 million, and $5.6 million, respectively, related to management contract and book of business, which is reflected in the consolidated statements of income.

In accordance with SFAS 142, goodwill and intangible assets not subject to amortization are tested at least annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the intangible asset might be impaired. The Company generally performs its impairment test on a quarterly basis. In connection with its quarterly evaluation, management proactively looks for indicators of impairment. Indicators at the Company level include but are not limited to: sustained operating losses or a trend of poor operating performance, loss of key personnel, a decrease in NFP’s market capitalization below its book value, and an expectation that a reporting unit will be sold or otherwise disposed of. Indicators of impairment at the reporting unit level may be due to the failure of the firms the Company acquires to perform as expected after the acquisition for various reasons, including legislative or regulatory changes that affect the products and services in which a firm specializes, the loss of key clients after acquisition, general economic factors that impact a firm in a direct way, and the death or disability of significant principals. If one or more indicators of impairment exist, NFP performs an evaluation to identify potential impairments. If an impairment is identified, NFP measures and records the amount of impairment loss.

A two-step impairment test is performed on goodwill. In the first step, NFP compared the fair value of each reporting unit to the carrying value of the net assets assigned to that reporting unit. NFP determined the fair value of its reporting units using a discounted cash flow approach. Under this approach, management used certain assumptions in its discounted cash flow analysis to determine the reporting unit’s fair value. These assumptions include but are not limited to: a risk adjusted rate that is estimated to be commensurate with the risk associated with the underlying cash flows, the useful life of the asset, cash flow trends from prior periods, current-period cash flows, and management’s expectation of future cash flow based on projections or forecasts derived from its understanding of the relevant business prospects, economic or market trends and regulatory or legislative changes which may occur.

If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and NFP is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of the goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment losses of $35.0 million, $5.5 million, and $5.2 million, respectively, related to goodwill and trade name, which is reflected in the consolidated statements of income. See “Note 16—Goodwill and other intangible assets—Impairment of goodwill and intangible assets.”

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets and liabilities are measured utilizing statutory enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007, which clarified the accounting for uncertain tax positions by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements.

Fair value of financial instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. The fair value of notes receivable, commissions, fees and premiums receivable, accounts payable, accrued liabilities, borrowings and other assets are considered to approximate their carrying amount because they are (i) short-term in nature and/or (ii) carry interest rates which are comparable to market based rates.

Recently issued accounting standards

Business Combinations

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007) (“SFAS 141R”), “Business Combinations,” which is a revision of SFAS No. 141, “Business Combinations.” Certain changes prescribed by SFAS 141R that may impact the Company are as follows:

•

Upon initially obtaining control, the acquiring entity in a business combination must recognize 100% of the fair value of the acquired assets, including goodwill and assumed liabilities, with only limited exceptions even if the acquirer has not acquired 100% of its target. As a consequence, the current step acquisition model will be eliminated.

•

Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in reported purchase price consideration. The recognition of contingent consideration at a later date when the amount of that consideration is determinable beyond a reasonable doubt will no longer be applicable.

•	All transaction costs will be expensed as incurred.

SFAS 141R is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. Adoption is prospective and early adoption is prohibited. The Company will apply the provisions of SFAS 141R to business combinations occurring after December 31, 2008. Adoption of SFAS 141R will not affect the Company’s consolidated financial statements, but will have an effect on accounting for future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The effective date of SFAS 160 is the same as that of the related SFAS 141R discussed above. SFAS 160 requires that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interest of the noncontrolling owners separately within the consolidated statement of financial position within equity, but separate from the parent’s equity and separately on the face of the consolidated statement of income. Further, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary should be accounted for consistently and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary should be initially measured at fair value. The Company does not expect adoption of the statement to have a material effect on its consolidated financial statements.

Other Pronouncements

In 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 also responds to investors’ requests for expanded information about the extent to which entities measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and for all interim periods within those fiscal years. The Company has adopted SFAS 157 effective January 1, 2008 for financial assets and liabilities and the impact was not deemed to be material to the

Company’s consolidated financial statements. In accordance with FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” the Company delayed the application of SFAS 157 for non-financial assets, such as goodwill, and non-financial liabilities until January 1, 2009. The Company will adopt SFAS 157 for non-financial assets and liabilities effective January 1, 2009 which could have a material impact on the Company’s consolidated financial statements.

In 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company has elected not to report any financial assets or liabilities at fair value under SFAS 159 on January 1, 2008.

In May 2008, FASB issued FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for financial statements for fiscal years beginning after December 15, 2008. FSP APB 14-1 would require issuers to separate the convertible senior notes into two components: a non-convertible note and a conversion option. FSP APB 14-1 requires adoption to existing convertible debt instruments and as such NFP will need to recognize interest expense on its convertible debt instruments at its non-convertible debt borrowing rate rather than the stated rate (0.75%). The adoption of FSB APB 14-1 resulted in an increase in stockholders’ equity of $35.3 million and $46.0 million as of December 31, 2008 and 2007, respectively, and a decrease in net income of $6.4 million and $5.5 million for the years ended December 31, 2008 and 2007, respectively.

Note 3—Property and Equipment

The following is a summary of property and equipment:

	For the years ended December 31,
(in thousands)	2008	2007
Furniture and fixtures	$14,455	$11,956
Computers and software	50,534	42,911
Office equipment	4,997	4,802
Leasehold improvements	34,452	14,596
Other	303	298

	104,741	74,563
Less: Accumulated depreciation and amortization	(53,058)	(42,740)

	$51,683	$31,823

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $13.4 million, $11.0 million and $9.1 million, respectively. Depreciation expense for acquired firms totaled $8.0 million, $6.9 million and $5.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts have been included in a separate line item within Corporate and other expenses and have been excluded from cost of services.

Note 4—Commitments and Contingencies

Legal matters

In the ordinary course of business, the Company is involved in lawsuits and other claims. Management considers these lawsuits and claims to be without merit and the Company intends to defend them vigorously. In addition, the sellers of firms that the Company acquires typically indemnify the Company for loss or liability resulting from acts or omissions occurring prior to the acquisition, whether or not the sellers were aware of these acts or omissions. Several of the existing lawsuits and claims have triggered these indemnity obligations.

In addition to the foregoing lawsuits and claims, during 2004, several of the Company’s firms received subpoenas and other informational requests from governmental authorities, including the New York Attorney General’s Office, seeking information regarding compensation arrangements, any evidence of bid rigging and related matters. The Company has cooperated and will continue to cooperate fully with all governmental agencies.

In March 2006, NFP received a subpoena from the New York Attorney General’s Office seeking information regarding life settlement transactions. One of NFP’s subsidiaries received a subpoena seeking the same information. The Company is cooperating fully with the Attorney General’s investigation. The investigation, however, is ongoing and the Company is unable to predict the investigation’s outcome.

Management continues to believe that the resolution of these lawsuits or claims will not have a material adverse impact on the Company’s consolidated financial position.

The Company cannot predict at this time the effect that any current or future regulatory activity, investigations or litigation will have on its business. Given the current regulatory environment and the number of its subsidiaries operating in local markets throughout the country, it is possible that the Company will become subject to further governmental inquiries and subpoenas and have lawsuits filed against it. The Company’s ultimate liability, if any, in connection with these matters and any possible future such matters is uncertain and subject to contingencies that are not yet known.

Credit risk

NFP Securities, Inc., NFP’s broker-dealer subsidiary (“NFPSI”), clears all of its securities transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between NFPSI and the clearing brokers, the clearing brokers have the right to charge NFPSI for losses that result from a counterparty’s failure to fulfill its contractual obligations. This right applies to all trades executed through its clearing brokers, and therefore NFPSI believes there is no maximum amount assignable to this right. At December 31, 2008 and 2007, NFPSI had not been charged for any losses related to the counterparty’s failure to fulfill contractual rights.

In addition, NFPSI has the right to pursue collection or performance from the counterparties who do not perform under their contractual obligations. NFPSI monitors the credit standing of the clearing brokers and all counterparties with which it conducts business.

The Company, through its firms, is exposed to credit risk for commissions receivable from the clearing brokers and insurance companies. Such credit risk is generally limited to the amount of commissions receivable.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects the risk of loss under the general indemnifications to be remote.

The Company maintains its cash in bank depository accounts, which, at times, may exceed federally insured limits. The Company selects depository institutions based, in part, upon management’s review of the financial stability of the institutions. At December 31, 2008 and 2007, a significant portion of cash and cash equivalents were held at a single institution.

The Company has evaluated its exposure to the credit market risks and has concluded that the recent credit market events have not had a significant impact on the Company’s treasury activities and financial statements.

Contingent consideration arrangements

As discussed in Note 2, contingent consideration is recorded when the outcome of the contingency is determinable beyond a reasonable doubt. Contingent consideration paid to the former owners of the firms is considered to be additional purchase consideration. The maximum contingent consideration which could be payable as purchase consideration based on commitments outstanding as of December 31, 2008 consists of the following:

(in thousands)	2009	2010	2011	2012	2013
Purchase consideration	$90,696	$121,517	$78,636	$241	$400

Ongoing incentive program

Effective January 1, 2002, NFP established an ongoing incentive plan for principals having completed their contingent consideration period. The ongoing incentive plan pays out an increasing proportion of incremental earnings based on growth in earnings above an incentive target. The plan has a three-year measuring period and rewards growth above the prior period’s average earnings or prior incentive target, whichever is higher. However, once a firm reaches cumulative applicable earnings in a three-year period equal to or in excess of the cumulative amount of its original target compounded at 35% over three years, the new incentive target is fixed. If the principal does not receive a contingent consideration or incentive payment in a prior period, the incentive target remains unchanged. As illustrated by the chart set forth below, the bonus is structured to pay the principal 5% to 40% of NFP’s share of incremental earnings from growth.

Three-year Average Growth Rate	% of NFP’s Share of Growth in Earnings Paid to Principal(s)
Less than 10%	0.0%
10%–14.99%	5.0%
15%–19.99%	20.0%
20%–24.99%	25.0%
25%–29.99%	30.0%
30%–34.99%	35.0%
35%+	40.0%

In addition to the incentive award, NFP pays an additional cash incentive equal to 50% of the incentive award elected to be received in NFP stock. This election is made subsequent to the completion of the incentive period. For firms that began their incentive period prior to January 1, 2005, the principals could elect from 0% to 100% to be paid in NFP common stock. For firms beginning their incentive periods on or after January 1, 2005, (with the exception of Highland firms which completed this incentive period in 2008) the principal is required to take a minimum of 30% (maximum of 50%) of the incentive award in NFP common stock. The number of shares of NFP’s common stock that a principal will receive is determined by dividing the dollar amount of the incentive to be paid in NFP stock by the average of the closing price of NFP stock on the twenty trading days up to and including the last day of the incentive period. This election is made subsequent to the completion of the incentive period. For firms which began their incentive period prior to January 1, 2005, no accrual is made for these additional cash incentives until the related election is made. The Company accrues on a current basis for these firms the additional cash incentive (50% of the stock portion of the award) based upon the principal’s election or the minimum percentage required to be received in company stock. For the year ended December 31, 2008, the maximum additional payment for this cash incentive that could be payable for all firms is approximately $0.9 million. Effective December 31, 2008, NFP has elected to pay all incentive awards under this plan in cash.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded ongoing incentive expense of $6.1 million, $16.9 million and $17.0 million, respectively, which is included in management fee expense in the consolidated statements of income.

Leases

The Company rents office space under operating leases with various expiration dates. Future minimum lease commitments under these operating leases as of December 31, 2008 are as follows:

	Payments Due By Period
(in thousands)	2009	2010	2011	2012	2013	Thereafter through 2023	Total
Operating lease obligations	$32,437	$29,411	$25,139	$21,963	$19,749	$113,968	$242,667
Less sublease arrangements	(3,024)	(3,024)	(3,024)	(3,024)	(3,112)	(5,466)	(20,674)

Total minimum lease obligations	$29,413	$26,387	$22,115	$18,939	$16,637	$108,502	$221,993

Rent expense for the years ended December 31, 2008, 2007 and 2006, approximated $36.5 million, $27.0 million and $21.4, respectively. In connection with an acquisition during 2005, the Company remains secondarily liable on three assigned leases. The maximum potential of undiscounted future payments is $0.7 million as of December 31, 2008. Lease option dates under which the Company remains liable vary with some extending to 2011.

Letter of credit

NFP’s credit facility, provides for the issuance of letters of credit of up to $35 million on NFP’s behalf, provided that, after giving effect to the letters of credit, NFP’s available borrowing amount is greater than zero. The Company was contingently obligated for letters of credit in the amount of $1.6 million as of December 31, 2008, and $1.7 million as of December 31, 2007.

Convertible Senior Notes

In January 2007, NFP issued $230.0 million (including over-allotment) aggregate principal amount of 0.75% convertible notes due February 1, 2012 (the “notes”). The notes are senior unsecured obligations and rank equally with NFP’s existing or future senior debt and senior to any subordinated debt. The notes will be structurally subordinated to all existing or future liabilities of NFP’s subsidiaries and will be effectively subordinated to existing or future indebtedness to the extent of the value of the collateral.

Total cash obligations under the notes consist of the following:

	For the years ended December 31,
(in thousands)	2009	2010	2011	2012	Total
Convertible senior notes	$1,725	$1,725	$1,725	$230,144	$235,319

Note 5—Cost of Services: Operating Expenses

Cost of services: operating expenses consist of the following:

	For the years ended December 31,
(in thousands)	2008	2007	2006
Compensation and related	$258,636	$228,200	$186,171
General and administrative	150,332	143,410	125,701

Total	$408,968	$371,610	$311,872

Included in other general and administrative expenses are occupancy costs, professional fees, as well as expenses related to information technology, insurance and client services. Depreciation is excluded from cost of services-operating expenses and included as a separate line item within corporate and other expenses.

Note 6—Corporate General and Administrative Expenses

Corporate general and administrative expenses consist of the following:

	For the years ended December 31,
(in thousands)	2008	2007	2006
Compensation and benefits	$33,117	$33,517	$29,992
Other	31,072	24,978	21,282

Total	$64,189	$58,495	$51,274

Included in other expenses are occupancy costs, professional fees, information technology, insurance and firm services and stock-based compensation. Prior to the adoption of SFAS 123R on January 1, 2006, all stock-based compensation was included in corporate general and administrative expense. With the adoption of SFAS 123R the Company now records share-based payments related to firm employees and firm activities to operating expenses as a component of cost of services.

Note 7—Notes Receivable, net

Notes receivable consists of the following:

	For the years ended December 31,
(in thousands)	2008	2007
Notes receivable from Principals and/or certain entities they own	$28,732	$13,904
Other notes receivable	5,817	7,319

	34,549	21,223

Less: allowance for uncollectible notes	(4,370)	(2,977)

Total notes receivable, net	$30,179	$18,246

Notes receivable bear interest at rates typically between 5% and 10% (with a weighted average of 5.9%) (December 31, 2008), and 5% and 10% (with a weighted average of 6.1%) (December 31, 2007), and mature at various dates between February 1, 2008 and June 1, 2023 (December 31, 2008) and January 1, 2007 and June 1, 2016 (December 31, 2007). Notes receivable from Principals and/or certain entities they own are taken on a full recourse basis to the Principal and/or such entity.

Note 8—Accrued liabilities

Accrued liabilities consist of the following:

	For the years ended December 31,
(in thousands)	2008	2007
Contingent consideration payable	$4,407	$3,550
Ongoing incentive programs	7,290	31,493
Incentive compensation payable	14,719	19,170
Other	27,964	30,147

Total accrued liabilities	$54,380	$84,360

Note 9—Borrowings

Credit Facility

NFP’s Credit Agreement among NFP, the financial institutions party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”) is structured as a revolving credit facility and matures on August 22, 2011. The maximum amount of revolving borrowings available under the credit facility as of August 22, 2006 was $212.5 million. NFP has amended its credit facility, most recently in the fourth quarter of 2008, as discussed in more detail below.

NFP may elect to pay down its outstanding balance at any time before August 22, 2011. Subject to legal or regulatory requirements, the credit facility is secured by the assets of NFP and its wholly-owned subsidiaries. Up to $35.0 million of the credit facility is available for the issuance of letters of credit and the sublimit for swingline loans is the lesser of $10.0 million or the total revolving commitments outstanding. The credit facility contains various customary restrictive covenants, subject to certain exceptions, that prohibit the Company from, among other things: (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property, (v) making certain restricted payments and (vi) making advances or loans. In addition, the credit facility contains financial covenants requiring the Company to maintain certain ratios. The most restrictive negative covenant in the credit facility concerns the Consolidated Leverage Ratio, as defined in the Credit Agreement.

First Amendment

On January 16, 2007, NFP entered into an amendment (the “First Amendment”) to the Credit Agreement. The First Amendment, among other things, modified certain covenants to which NFP was subject under the Credit Agreement, and made other changes in contemplation of the issuance by NFP of the 0.75% convertible senior notes due February 1, 2012 (discussed separately below). Under the First Amendment, NFP was able incur up to $250.0 million in aggregate principal amount outstanding in unsecured indebtedness and unsecured subordinated indebtedness subject to certain conditions; previously, NFP could incur $75.0 million of unsecured subordinated debt. The First Amendment also provided that cumulative Restricted Payments (as defined in the First Amendment), which include but are not limited to dividends and share repurchases, may not exceed the sum of (i) 50% of consolidated net income for the then completed fiscal quarters of the Company commencing with the fiscal quarter ending March 31, 2006 and (ii) $150.0 million.

Increases in borrowing limits

On May 29, 2007, a new lender was added to the Credit Agreement pursuant to a Lender Joinder Agreement, which increased the $212.5 million credit facility to $225.0 million.

On April 7, 2008, NFP received an increase in the maximum amount of revolving borrowings available under the credit facility (the “Increase”). The Increase was in the amount of $25.0 million and raised the maximum amount of revolving borrowings available under the Credit Agreement from $225.0 million to $250.0 million. As consideration for the Increase, NFP agreed to pay to the Administrative Agent, for the ratable benefit of the increasing lenders, a fee equal to 0.25% of the increased amount of such increasing lenders’ commitment, or approximately $62,500.

Second Amendment

On December 9, 2008, NFP entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement. Under the terms of the Second Amendment, the maximum Consolidated Leverage Ratio was amended to be 3.0 to 1.0 on the last day of the rolling four-quarter period ending December 31, 2008, 3.5 to 1.0 on the last day of the rolling four-quarter period ending March 31, 2009, 3.25 to 1.0 on the last day of the rolling four-quarter period ending June 30, 2009, 3.0 to 1.0 on the last day of the rolling four-quarter period ending September 30, 2009 and 2.5 to 1.0 on the last day of the rolling four-quarter period ending December 31, 2009 and each rolling four-quarter period thereafter. Prior to the Second Amendment, the maximum Consolidated Leverage Ratio was 2.5 to 1.0. The Second Amendment also provided for the reduction in maximum revolving borrowings to $225,000,000 on June 30, 2009 and $200,000,000 on December 31, 2009. All capitalized terms used in this “Second Amendment” section are as defined in the Credit Agreement.

The Second Amendment included a new Consolidated Fixed Charge Coverage Ratio, defined as the ratio of (i) EBITDA less Capital Expenditures made and taxes paid to (ii) Consolidated Fixed Charges. NFP will be obligated to maintain a minimum Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 on a rolling four-quarter basis, to be first tested on the last day of the fiscal quarter during which Restricted Payments in respect of dividends and repurchases of stock are made. The Credit Agreement’s negative covenant regarding Restricted Payments was amended so that NFP will be permitted to make Restricted Payments in the form of dividend payments and repurchases of its own stock so long as (i) both before and after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing on a pro forma basis, and (ii) after giving effect to such payment, (A) the Consolidated Leverage Ratio shall not be more than 2.5 to 1.0, on a pro forma basis, (B) the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.0 to 1.0, on a pro forma basis and (C) Minimum Liquidity shall not be less than $50,000,000.

The definition of Consolidated Total Debt was amended to take into account the impact of SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141”). The definition of EBITDA was amended to take into account the impact of SFAS 141 and SFAS No. 157, “Fair Value Measurement.” The definition of Indebtedness was amended to include the Company’s earn-out obligations and contingent consideration obligations incurred in connection with acquisitions. However, as of the effective date of SFAS 141, January 1, 2009, for purposes of determining Consolidated Total Debt, the definition of Indebtedness will include earnout obligations and other contingent consideration obligations only to the extent required to be set forth pursuant to SFAS 141R on the Company’s consolidated financial statements.

Under the terms of the Second Amendment, the Applicable Margin for Eurodollar Loans, the Applicable Margin for ABR Loans and the Letter of Credit Fee Rate increased by between 1.75% and 2.25%. The Commitment Fee increased by between 0.25% and 0.35%. The definition of Applicable Rate was amended to reflect the percentages set forth below:

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate	Letter of Credit Fee Rate
1	Greater than or equal to 2.5 to 1.0	3.50%	2.50%	0.50%	3.50%
2	Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	3.25%	2.25%	0.50%	3.25%
3	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	3.00%	2.00%	0.50%	3.00%
4	Less than 1.5 to 1.0	2.75%	1.75%	0.50%	2.75%

As of December 31, 2008, the Company was in compliance with all of its debt covenants. However, if the Company’s earnings deteriorate, it is possible that NFP would fail to comply with the terms of its credit facility, such as the consolidated leverage ratio covenant, and therefore be in default under the credit facility. Upon the occurrence of such event of default, the majority of lenders under the credit facility could cause amounts currently outstanding to be declared immediately due and payable. Such an acceleration could trigger “cross acceleration provisions” under NFP’s indenture governing the notes; see “—Convertible Senior Notes” below.

As of December 31, 2008, the year-to-date weighted average interest rate for NFP’s credit facility was 4.55%. The combined weighted average of NFP’s credit facility in the prior year was 6.32%.

NFP had a balance of $148.0 million outstanding under its credit facility as of December 31, 2008 and a balance of $126.0 million outstanding under its credit facility as of December 31, 2007.

Convertible Senior Notes

In January 2007, NFP issued $230 million (including over-allotment) aggregate principal amount of 0.75% convertible senior notes due February 1, 2012 (the “notes”). The notes are senior unsecured obligations and rank equally with NFP’s existing or future senior debt and senior to any subordinated debt. The notes will be structurally subordinated to all existing or future liabilities of NFP’s subsidiaries and will be effectively subordinated to existing or future secured indebtedness to the extent of the value of the collateral. The notes were used to pay the net cost of the convertible note hedge and warrant transactions, repurchase 2.3 million shares of NFP’s common stock from Apollo Investment Fund IV L.P. and Apollo Overseas Partners IV L.P. (collectively, “Apollo”) and to repay a portion of outstanding amounts of principal and interest under NFP’s credit facility (all as discussed herein).

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding December 1, 2011 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of NFP’s common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ended March 31, 2007, if the last reported sale price of NFP’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, December 1, 2011 through the second scheduled trading day immediately preceding the maturity date. Default under the credit facility resulting in its acceleration would, subject to a 30-day grace period, trigger a default under the supplemental indenture governing the notes, in which case the trustee under the notes or the holders of not less than 25% in principal amount of the notes could accelerate the payment of the notes.

Upon conversion, NFP will pay, at its election, cash or a combination of cash and common stock based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 20 trading day observation period. The initial conversion rate for the notes was 17.9791 shares of common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $55.62 per share of common stock. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined in the First Supplemental Indenture governing the notes) occurs prior to the maturity date, NFP will, in some cases and subject to certain limitations, increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

Concurrent with the issuance of the notes, NFP entered into convertible note hedge and warrant transactions with an affiliate of one of the underwriters for the notes. The transactions are expected to reduce the potential dilution to NFP’s common stock upon future conversions of the notes. Under the convertible note hedge, NFP purchased 230,000 call options for an aggregate premium of $55.9 million. Each call option entitles NFP to repurchase an equivalent number of shares issued upon conversion of the notes at the same strike price (initially $55.62 per share), generally subject to the same adjustments. The call options expire on the maturity date of the notes. NFP also sold warrants for an aggregate premium of $34.0 million. The warrants expire ratably over a period of 40 scheduled trading days between May 1, 2012 and June 26, 2012, on which dates, if not previously exercised, the warrants will be treated as automatically exercised if they are in the money. The warrants provide for net-share settlement. The net cost of the convertible note hedge and warrants to the Company is $21.9 million. Debt issuance costs associated with the notes of approximately $7.6 million are recorded in other current and non-current assets and will be amortized over the term of the notes.

In accordance with EITF Issue No 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company recorded the cost incurred in connection with the convertible note hedge, including the related tax benefit, and the proceeds from the sale of the warrants as adjustments to additional paid-in capital and will not recognize subsequent changes in fair value.

In accordance with the adoption of FSP APB 14-1, the Company recorded $55.9 million relating to the equity component of the convertible senior notes to additional paid-in capital. As of December 31, 2008 and 2007, the unamortized discount relating to the convertible senior notes was $36.5 million and $46.9 million, respectively.

On June 9, 2006, NFP filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission. The shelf registration statement allows NFP to borrow using various types of debt instruments, such as fixed or floating rate notes, convertible or other indexed notes, as well as to issue preferred and/or common stock. In addition, NFP’s restricted stockholders are permitted to use the shelf to sell shares into the secondary market. In 2007, NFP issued $230.0 million of convertible senior notes and certain of NFP’s stockholders offered 1,850,105 shares of NFP common stock through a secondary offering under this shelf. In 2008, there were no issuances under the shelf registration statement.

Note 10—Retirement and Pension Plans

Effective January 1, 2001, NFP established the National Financial Partners Corp. 401(k) Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. NFP matches employee contributions at a rate of 50%, up to six percent of eligible compensation. Amounts charged to expense relating to the Plan were $4.5 million, $4.0 million and $3.8 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 11—Stockholders’ equity

On February 5, 2008, NFP’s Board of Directors authorized the repurchase of up to $45.0 million of NFP common stock in the open market, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including capital availability, acquisition pipeline, share price and market conditions. As of December 31, 2008, NFP repurchased 994,500 shares at an average cost of $24.75 per share.

On January 15, 2007, certain of NFP’s stockholders offered 1,850,105 shares of NFP common stock, par value $0.10, in a registered public offering (the “secondary offering”). In connection with the secondary offering, stock options for 349,455 shares were exercised resulting in cash proceeds payable to the Company of $3.8 million. In addition, the Company received a tax benefit, net of related deferred tax asset, of $0.9 million, which was recorded as an adjustment to additional paid-in capital.

In connection with the secondary offering, NFP entered into an agreement with Apollo to repurchase 2.3 million shares of common stock from Apollo in a privately negotiated transaction. Apollo sold these shares to NFP at the same price per share as the initial price per share to the public in the January 17, 2007 secondary offering. After completion of the privately negotiated repurchase and the secondary offering, Apollo received the same proceeds per share, net of underwriting discounts, for the shares it sold pursuant to the repurchase and in the secondary offering, on an aggregate basis, as the other selling stockholders received for the shares they sold in the secondary offering.

NFP also reacquired 49,658 shares relating to the satisfaction of promissory notes, shares from amounts due from principals and/or certain entities they own and from the sale of certain assets of three subsidiaries.

Also in January 2007, concurrent with the issuance of the convertible senior notes, NFP entered into convertible note hedge and warrant transactions with an affiliate of one of the underwriters for the convertible senior notes. The transactions are expected to reduce the potential dilution to NFP’s common stock upon future conversions of the notes. Under the convertible note hedge, NFP purchased 230,000 call options for an aggregate premium of $55.9 million. Each call option entitles NFP to repurchase an equivalent number of shares issued upon conversion of the convertible notes at the same strike price (initially $55.62 per share), generally subject to the same adjustments. The call options expire on the maturity date of the convertible notes. NFP also sold warrants for an aggregate premium of $34.0 million. The warrants expire ratably over a period of 40 scheduled trading days between May 1, 2012 and June 26, 2012, on which dates, if not previously exercised, the warrants will be treated as automatically exercised if they are in the money. The warrants provide for net-share settlement. The net cost of the convertible note hedge and warrants to the Company was $21.9 million. These transactions were recorded as an adjustment to additional paid-in capital. Upon the adoption of FSP APB 14-1, the Company recorded $55.9 million relating to the equity component of the convertible senior notes to additional paid-in capital. See “Note 9—Borrowings—Convertible Senior Notes.”

Note 12—Stock Incentive plans

2002 Stock Incentive Plan and 2002 Stock Incentive Plan for Principals and Managers

NFP has adopted the 2002 Stock Incentive Plan and the 2002 Stock Incentive Plan for Principals and Managers, effective May 15, 2002. Each of these plans was adopted to give NFP a competitive advantage in attracting, retaining and motivating the participants, and to provide incentives linked to the financial results of the businesses of the Company. A maximum of 2,500,000 shares of NFP’s common stock are reserved for issuance under the 2002 Stock Incentive Plan and a maximum of 3,000,000 shares of NFP’s common stock are reserved for issuance under the 2002 Stock Incentive Plan for Principals and Managers, in each case subject to adjustments for stock splits and similar events. Any shares of common stock covered by an award (or portion of an award) that are forfeited or canceled, expires or are settled in cash, will be available for future awards under each of these plans. Under each of these plans, shares that have been issued pursuant to an award will not be available for future awards under the plan unless those shares were subsequently repurchased by NFP at their original purchase price, in which case the shares will be available for future awards under the plan.

Each of these plans provides for the grant of options, stock appreciation rights, restricted stock and performance units. Under the 2002 Stock Incentive Plan, awards may be granted to officers, employees, non-employee directors, consultants and independent contractors who are responsible for or contribute to the management, growth and profitability of the Company’s business or the business of one of its subsidiaries or a company in which the Company has taken a substantial interest. Under the 2002 Stock Incentive Plan for Principals and Managers, awards may be granted to the principals of a management company that has entered into a management agreement with NFP, managers who have entered into a management agreement with NFP or with one of its subsidiaries or a company in which the Company has taken a substantial interest, or to any person (which term may include a corporation, partnership or other entity) designated by either one of these principals or managers, with the prior consent of the committee administering this plan.

Stock options granted under these plans may be granted with or without stock appreciation rights and generally will have a term of 10 years. Generally, stock options granted under the 2002 Stock Incentive Plan will be subject to a vesting period from three to five years and stock options granted under the 2002 Stock Incentive Plan for Principals and Managers will be exercisable immediately upon grant. As of December 31, 2008, 1,975,196 shares remain authorized and unissued.

2000 Stock Incentive Plan and 2000 Stock Incentive Plan for Principals and Managers

NFP adopted the 2000 Stock Incentive Plan and the 2000 Stock Incentive Plan for Principals and Managers, effective May 15, 2000. A maximum of 1,600,000 shares of NFP’s common stock is reserved for issuance under each plan, subject to adjustments for stock splits and similar events. All other terms and conditions are substantially similar to those of the 2002 Stock Incentive Plan and 2002 Stock Incentive Plan for Principals and Managers described above. As of December 31, 2008, 181,420 shares remain authorized and unissued.

1998 Stock Incentive Plan

NFP adopted the 1998 Stock Incentive Plan, effective October 26, 1998. A maximum of 1,600,000 shares of NFP’s common stock is reserved for issuance under the plan, subject to adjustments for stock splits and similar events. All other terms and conditions are substantially similar to those of the 2002 Stock Incentive Plan described above. As of December 31, 2008, 18,859 shares remain authorized and unissued. NFP’s 1998 Stock Incentive Plan expired in 2008 according to its terms, although awards previously issued under it remain valid.

Shares available for future grants under all existing stock incentive plans totaled 2,175,475 as of December 31, 2008.

Restricted Stock Awards

NFP has granted awards in the form of restricted common stock or in the right to receive unrestricted shares of common stock in the future (“restricted stock units”). Restricted stock units are generally subject to a vesting period from 0 to 10 years from the date of grant.

The following table sets forth activity relating to NFP’s restricted stock units for the years ended December 31,

(in thousands)	No. of Units	Weighted Average Grant Date Fair Value
Restricted stock units at December 31, 2005	425	$41.53
Granted	344	49.71
Conversions to common stock	(162)	41.21
Canceled	(10)	43.73

Restricted stock units at December 31, 2006	597	$46.30
Granted	279	49.38
Conversions to common stock	(265)	44.62
Canceled	(14)	46.19

Restricted stock units at December 31, 2007	597	$48.49
Granted	723	21.56
Conversions to common stock	(328)	35.87
Canceled	(140)	33.72

Restricted stock units at December 31, 2008	852	$32.92

Restricted stock units are valued at the closing market price of NFP’s common stock on the date of grant.

Stock Options Awards

NFP has granted awards in the form of stock options. Stock option awards to employees are subject to a vesting period from 3 to 5 year period. There were no stock option awards granted in 2008.

The following table sets forth activity relating to NFP’s stock options:

(in thousands)	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2005	4,798	$13.27
Granted	5	44.85
Exercised	(596)	11.96
Canceled	(29)	30.72

Outstanding at December 31, 2006	4,178	$13.38
Granted	—	—
Exercised	(869)	12.42
Canceled	(5)	20.94

Outstanding at December 31, 2007	3,304	$13.62
Granted	—	—
Exercised	(266)	14.06
Canceled	(54)	19.07

Outstanding at December 31, 2008	2,984	$13.48	2.44	$—
Options exercisable at December 31, 2008	2,977	$13.44	2.44	$—

In accordance with SFAS No. 123R, the Company recorded stock-based compensation expense equal to the fair value of the options on the date of grant based on the Black-Scholes option-pricing model. The weighted average fair values of the options granted and weighted average assumptions are as follows:

For the year ended December 31, 2006
Weighted average fair value options granted	$14.74
Assumptions used:
Expected volatility	32%
Risk-free interest rate	5.12%
Expected term	5 years
Dividend yield	1.34%

There were no options granted during the years ended December 31, 2008 and December 31, 2007.

Expected volatility is based on historical levels of volatility of NFP’s stock and other factors. The risk free interest rate is based on the U.S. Treasury yield in effect at the time of grant for an instrument with a maturity that is commensurate with the expected term of the stock option. The expected term is based on the estimated period of time that the options are expected to remain unexercised, based upon the actual vesting schedule of the grant and terms of prior grants with similar characteristics. The dividend yield is based upon NFP’s current dividend yield in effect at the time of grant.

Effective January 1, 2006, with the adoption of SFAS 123R all stock-based compensation related to firm employees and activities and principals have been included in cost of services. Summarized below is the amount of stock-based compensation allocated between cost of services and Corporate and other expenses in the consolidated statements of income.

	For the years ended December 31,
(in thousands)	2008	2007	2006
Cost of services:
Operating expenses	$3,995	$4,328	$2,747
Management fees:	1,860	894	429
Corporate and other expenses:
General and administrative	$6,768	$7,678	$6,044

Total stock-based compensation cost	$12,623	$12,900	$9,220

Proceeds from the exercise of stock-based awards	$3,741	$10,790	$7,137

Excess (reduction in) tax benefit from stock-based awards exercised/lapsed	$(2,258)	$5,062	$3,300

Total intrinsic value of stock-based awards exercised/lapsed	$7,544	$43,980	$26,546

As of December 31, 2008 there was $17.5 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 2.4 years.

There were no stock-based compensation costs capitalized as part of purchase consideration during the years 2008, 2007 and 2006.

The Company reduced retained earnings by $0.2 million for dividend equivalents that were issued in 2008 and 2007. The Company reduced retained earnings by 0.1 million for dividend equivalents issued in 2006.

Employee Stock Purchase Plan

Effective January 1, 2007, NFP established an Employee Stock Purchase Plan (“ESPP”). The ESPP is designed to encourage the purchase of common stock by NFP’s employees, further aligning interests of employees and stockholders and providing incentive for current employees. Up to 3,500,000 shares of common stock are currently available for issuance under the ESPP. The ESPP enables all regular and part-time employees who have worked with NFP for at least one year to purchase shares of NFP common stock through payroll deductions of any whole dollar amount of a participant’s eligible compensation per pay period, up to an annual maximum of $10,000. The employees’ purchase price is 85% of the lesser of the market price of the common stock on the first business day or the last business day of the quarterly offering period. The Company recognizes compensation expense related to the compensatory nature of the discount given to employees who participate in the ESPP, which totaled $0.5 million for the year ended December 31, 2008 and $0.4 million for the year ended December 31, 2007.

Summarized ESPP information is as follows for the offering period ended:

(in thousands, except per share amounts)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	Total
Purchase price per share	$19.10	$16.85	$12.75	$2.58
Shares issued	25	25	30	107	187
Employee contributions	$478	$427	$382	$276	$1,563
Stock compensation expense recognized	$109	$159	$108	$140	$516

(in thousands, except per share amounts)	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	Total
Purchase price per share	$38.08	$39.36	$39.62	$38.77
Shares issued	11	12	11	10	44
Employee contributions	$429	$456	$431	$396	$1,712
Stock compensation expense recognized	$97	$100	$95	$98	$390

Note 13—Income taxes

The components of the consolidated income tax provision are shown below:

	For the years ended December 31,
(in thousands)	2008	2007	2006
Current income taxes:
Federal	$25,540	$43,394	$45,912
State and local	10,494	14,352	8,121

Total	$36,034	$57,746	$54,033

Deferred income taxes:
Federal	$(1,199)	$(12,562)	$(9,048)
State and local	(1,497)	(1,979)	(1,202)

Total	$(2,696)	$(14,541)	$(10,250)

Provision for income taxes	$33,338	$43,205	$43,783

The effective tax rates differ from the provision calculated at the federal statutory rate primarily because of the Company’s nondeductible goodwill amortization, the effects of state and local taxes and certain expenses not deductible for tax purposes. The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income taxes as a result of the following differences:

	For the years ended December 31,
(in thousands)	2008	2007	2006
Income before income taxes	$41,809	$91,956	$101,361

Provision under U.S. tax rates	$14,634	$32,185	$35,477
Increase resulting from:
Nondeductible goodwill amortization	6,734	1,135	1,483
Disposal of subsidiaries	2,675	—	—
State and local income taxes, net of federal tax benefit	5,235	6,763	4,697
Adjustments to deferred tax assets and liabilities	(590)	(174)	(513)
Restructure of certain management contracts	—	63	255
Other	3,342	1,944	2,384
FIN 48 adjustments	1,308	1,289	—

Income tax expense	$33,338	$43,205	$43,783

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	For the years ended December 31,
(in thousands)	2008	2007
Deferred tax assets:
Stock-based compensation	$12,886	$12,090
Accrued liabilities and reserves	9,843	18,510
Deferred state taxes	7,085	—
Credits and carryforwards	6,482	—
Other	3,501	7,400

Gross deferred tax assets	39,797	38,000
Valuation allowance	(5,473)	—

Deferred tax assets	$34,324	$38,000

Deferred tax liabilities:
Goodwill and intangible assets	$(107,302)	$(111,261)
Deferred state taxes	(4,417)	(3,913)
Other	(7,681)	(942)

Gross deferred tax liabilities	$(119,400)	$(116,116)

Net deferred tax liability	$(85,076)	$(78,116)

A valuation allowance against certain state deferred tax assets has been recorded at the balance sheet date because it is more likely than not that the benefit of these assets will not be realized in their separate state jurisdictions.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits according to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) are as follows:

(in thousands)	For the year ended December 31, 2008	For the year ended December 31, 2007
Unrecognized tax benefits balance at beginning of year	$29,657	$24,589
Gross increases/(decreases) for tax positions of prior years	(19)	534
Gross increases/(decreases) for tax positions of current years	5,284	5,027
Settlements	(28)	(373)
Lapse of statute of limitations	(1,956)	(120)

Unrecognized tax benefits balance at end of year	$32,938	$29,657

The unrecognized tax benefits reconciliation for the year ended December 31, 2007 has been adjusted to include amounts reported net in the balance sheet. The unrecognized tax benefits of $32.9 million include $14.5 million of tax benefits that if recognized, would affect the Company’s annual effective tax rate at December 31, 2008. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Estimated interest and penalties related to the underpayment of income taxes and reported in income tax expense totaled $1.3 million in 2008 and in total, as of December 31, 2008, the Company recorded a liability for potential penalties and interest of $7.1 million.

As of December 31, 2008, the Company is subject to U.S. federal income tax examinations for the tax years 2005 through 2007, and to various state and local income tax examinations for the tax years 2001 through 2007.

The Company believes that it is reasonably possible that the total amounts of unrecognized tax benefits could significantly decrease within the next twelve months due to the settlement of state income tax audits and expiration of statutes of limitations in various state and local jurisdictions; however, quantification of an estimated range cannot be made at this time.

Note 14—Related Party Transactions

As part of the management agreement, NFP generally advances management fees to principals and/or certain entities they own on a monthly basis. At the end of each quarter, the Company records the contractual amount due to and from principals and/or certain entities they own. At December 31, 2008 and 2007, amounts due to principals and/or certain entities they own totaled $38.8 million and $68.5 million, respectively, and the amounts due from principals and/or certain entities they own totaled $16.3 million and $14.4 million, respectively. Amounts earned by the principals and/or certain entities they own are represented as management fees on the consolidated statements of income.

Management Agreement Buyout

Effective June 30, 2007, NFP acquired an additional economic interest in one of its existing firms through the acquisition of a principal’s ownership interest in a management company. The management company was contracted by NFP to manage and operate one of its wholly-owned subsidiaries in 1999. The acquisition of this ownership interest has been treated as a settlement of an executory contract between parties with a preexisting relationship in accordance with EITF No. 04-1 “Accounting for Preexisting Relationships between the Parties to a Business Combination.” NFP paid cash, stock and other consideration totaling $13.0 million which has been reflected in the caption entitled “Management agreement buyout” on the Consolidated Statements of Income for the year ended December 31, 2007.

Note 15—Acquisitions and Divestitures

During 2008, the Company completed nineteen acquisitions (including subacquisitions) that offer life insurance and wealth transfer, corporate and executive benefits and other financial services to high net worth individuals and small to mid-size corporate markets. These acquisitions allowed NFP to expand into desirable geographic locations, further extend its presence in the insurance services industry and increased the volume of services currently provided.

The purchase price, including direct costs, associated with acquisitions accounted for as purchases and the allocations thereof, are summarized as follows:

	For the years ended December 31,
(in thousands)	2008	2007	2006
Consideration:
Cash	$48,474	$192,106	$97,351
Common stock	18,458	39,335	47,559
Other	4,096	1,078	470

Totals	$71,028	$232,519	$145,380

Allocation of purchase price:
Net tangible assets	$55	$10,155	$706
Cost assigned to intangibles:
Book of business	23,170	57,349	32,971
Management contracts	17,203	63,638	52,053
Trade name	460	1,379	973
Institutional customer relationships	—	—	—
Goodwill	30,140	99,998	58,677

Totals	$71,028	$232,519	$145,380

Subsequent to NFP’s initial public offering, the price per share paid by NFP was based upon an average fair market value of NFP’s publicly traded common stock over a specified period of time prior to the closing date of the acquisition.

In connection with the nineteen acquisitions, the Company has contingent obligations based upon the future earnings of the acquired entities that are not included in the purchase price that was recorded for these acquisitions at the date of acquisition. Future payments made under this arrangement will be recorded as an adjustment to purchase price when the contingencies are settled. As of December 31, 2008, the maximum amount of contingent obligations for the nineteen acquisitions, which is largely based on growth in earnings, was $75.9 million.

For acquisitions effective prior to January 1, 2009, contingent consideration is considered to be additional purchase consideration and is accounted for as part of the purchase price of the Company’s acquired firms when the outcome of the contingency is determined beyond a reasonable doubt. In connection with the adoption of SFAS 141R, as of January 1, 2009, contingent consideration arrangements for firms acquired effective January 1, 2009 and thereafter will be fair valued at the acquisition date and included on that basis in reported purchase price consideration. See “Recently issued accounting standards” in Note 2 for further detail.

In connection with the nineteen acquisitions, the Company expects approximately $15.1 million of goodwill to be deductible over 15 years for tax purposes.

The following table summarizes the required disclosures of the unaudited pro forma combined entity, as if the acquisitions occurred at January 1, 2007.

	For the years ended December 31,
(in thousands, except per share amounts)	2008	2007
Revenue	$1,158,987	$1,230,338
Income before income taxes	$44,307	$101,153
Net income	$8,978	$53,626
Earnings per share—basic	$0.23	$1.38
Earnings per share—diluted	$0.22	$1.31

The unaudited pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 2008 and 2007, respectively, nor is it necessarily indicative of future operating results.

Divestitures with Principals

During 2008, the Company sold three subsidiaries and sold certain assets of five other subsidiaries, one in exchange for cash of $0.4 million and 11,032 shares of NFP’s common stock with a value of $0.3 million, one in exchange for cash of $21.0 million, one in exchange for cash of $0.4 million and a promissory note of $0.2 million and 3,897 shares of NFP’s common stock with a value of $0.1 million, one in exchange for cash of $1.0 million, one in exchange for cash of $0.3 million, one in exchange for a promissory note of less than $0.1 million, one in exchange for cash of $2.2 million and a promissory note of $0.6 million, and one for which NFP paid cash of less than $0.1 million. In addition to the sale of three subsidiaries and the sale of certain assets of five other subsidiaries, the Company received approximately $0.1 million of cash from the sale of a subsidiary in a prior year. During 2007, the Company sold four subsidiaries, one in exchange for cash of $2.4 million, one in exchange for cash of less than $0.1 million and 11,868 shares of NFP’s common stock with a value of $0.6 million, one in exchange for cash of $0.2 million and 7,350 shares of NFP’s common stock with a value of $0.3 million, and one in exchange for cash and a promissory note of $0.5 million and 2,062 shares of NFP’s common stock with a value of less than $0.1 million. In addition to the sale of four subsidiaries the Company received approximately $0.4 million of cash from the sale of assets in a prior year. During 2006, the Company sold four subsidiaries, one in exchange for cash of less than $0.1 million, one in exchange for cash of approximately $0.1 million, one in exchange for cash and a promissory note of $2.4 million and 26,166 shares of NFP’s common stock with a value of $1.2 million and one in exchange for cash of less than $0.1 million and 8,766 shares of NFP’s common stock with a value of approximately $0.4 million.

The price paid per share of common stock received by the Company in such dispositions was the same price per share at which stock was being issued at the same time for new acquisitions consummated by the Company and was agreed to by the buyer. Subsequent to NFP’s initial public offering, the price per share of stock received by the Company in such dispositions are based upon an average fair market value of NFP’s publicly traded common stock prior to the dispositions.

Note 16—Goodwill and other intangible assets

Goodwill

The changes in the carrying amount of goodwill are as follows:

	For the years ended December 31,
(in thousands)	2008	2007
Balance as of January 1,	$610,499	$466,391
Goodwill acquired during the year, including goodwill acquired related to the deferred tax liability of $7,991 (2008) and $18,295 (2007)	38,131	118,293
Contingent consideration payments, firm disposals, firm restructures and other	21,872	31,197
Impairment of goodwill	(34,809)	(5,382)

Balance as of December 31,	$635,693	$610,499

Acquired intangible assets

	As of December 31,
	2008		2007
(in thousands)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortizing identified intangible assets:
Book of business	$230,742	$(99,445)	$214,721	$(80,365)
Management contracts	385,656	(77,467)	381,578	(64,145)
Institutional customer relationships	15,700	(3,270)	15,700	(2,399)

Total	$632,098	$(180,182)	$611,999	$(146,909)

Non-amortizing intangible assets:
Goodwill	$647,839	$(12,146)	$622,865	$(12,366)
Trade name	10,337	(130)	10,193	(134)

Total	$658,176	$(12,276)	$633,058	$(12,500)

The Company defines book of business as the acquired firm’s existing customer relationships that provide a significant source of income through recurring revenue over the course of the economic life of the relationships.

Amortization expense for amortizing intangible assets for the year ended December 31, 2008, 2007 and 2006 was $39.2 million, $34.3 million and $28.0 million, respectively. Intangibles related to book of business, management contracts and institutional customer relationships are being amortized over a 10-year, 25-year period and 18-year period respectively. Estimated amortization expense for each of the next five years is $39.4 million per year. Estimated amortization expense for each of the next five years will change primarily as the Company continues to acquire firms.

Impairment of goodwill and intangible assets

The Company evaluates its amortizing (long-lived assets) and non-amortizing intangible assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, “Goodwill and Other Intangible Assets,” respectively.

Impairments were identified among twenty three, four and six firms for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company compared the carrying value of each firm’s long-lived assets (book of business and management contract) to an estimate of their respective fair value. The fair value is based upon the amount at which the long-lived assets could be bought or sold in a current transaction between the Company and its principals, and or the present value of the assets’ future cash flow. Based upon this analysis, the following impairments of amortizing intangible assets were recorded (in thousands):

	Impairment loss as of December 31,
(in thousands)	2008	2007	2006
Amortizing identified intangible assets:
Management Contract	$5,195	$2,233	$5,420
Book of Business	1,119	117	144
Institutional customer relationships	—	—	—

Total	$6,314	$2,350	$5,564

For each firm’s non-amortizing intangible assets, the Company compared the carrying value of each firm to an estimate of its fair value. The fair value is based upon the amount at which the firm could be bought or sold in a current transaction between the Company and its principals, and/or the present value of the assets future cash flows. Based upon this analysis, the following impairments of non-amortizing intangible assets were recorded (in thousands):

	Impairment loss as of December 31,
(in thousands)	2008	2007	2006
Non-amortizing intangible assets:
Trade name	$134	$145	$97
Goodwill	34,809	5,382	5,084

Total	$34,943	$5,527	$5,181

The total impairment of goodwill and intangible assets recognized in the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006, was $41.3 million, $7.9 million and $10.7 million, respectively.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment losses of $6.3 million, $2.3 million, and $5.6 million, respectively, related to management contract and book of business, which is reflected in the consolidated statements of income.

In accordance with SFAS 144, long-lived assets, such as purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company generally performs its recoverability test on a quarterly basis for each of its acquired firms that have experienced a significant deterioration in its business indicated principally by an inability to produce base earnings for a period of time. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted cash flows expected to be generated by the asset and by the eventual disposition of the asset. If the estimated undiscounted cash flows are less than the carrying amount of the underlying asset, an impairment may exist. The Company measures impairments on identifiable intangible assets subject to amortization by comparing a discounted cash flow to the carrying amount of the asset. In the event that the discounted cash flows are less than the carrying amount, an impairment charge will be recognized for the difference in the consolidated statements of income.

In accordance with SFAS 142, goodwill and intangible assets not subject to amortization are tested at least annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the intangible asset might be impaired. The Company generally performs its impairment test on a quarterly basis. In connection with its quarterly evaluation, management proactively looks for indicators of impairment. Indicators at the Company level include but are not limited to: sustained operating losses or a trend of poor operating performance, loss of key personnel, a decrease in NFP’s market capitalization below its book value, and an expectation that a reporting unit will be sold or otherwise disposed of. Indicators of impairment at the reporting unit level may be due to the failure of the firms the Company acquires to perform as expected after the acquisition for various reasons, including legislative or regulatory changes that affect the products and services in which a firm specializes, the loss of key clients after acquisition, general economic factors that impact a firm in a direct way, and the death or disability of significant principals. If one or more indicators of impairment exist, NFP performs an evaluation to identify potential impairments. If an impairment is identified, NFP measures and records the amount of impairment loss.

A two-step impairment test is performed on goodwill. In the first step, NFP compared the fair value of each reporting unit to the carrying value of the net assets assigned to that reporting unit. NFP determined the fair value of its reporting units using a discounted cash flow approach. Under this approach, management used certain assumptions in its discounted cash flow analysis to determine the reporting units’s fair value. These assumptions include but are not limited to: a risk adjusted rate that is estimated to be commensurate with the risk associated with the underlying cash flows, the useful life of the asset, cash flow trends from prior periods, current-period cash flows, and management’s expectation of future cash flow based on projections or forecasts derived from its understanding of the relevant business prospects, economic or market trends and regulatory or legislative changes which may occur.

The Company’s cash flow projections for each reporting unit were based on five-year financial forecasts. The five-year forecasts were based on quarterly financial forecasts developed internally by management for use in managing its business. The forecast generally translates into an assumption that the recessionary environment will continue through 2009, stabilize in 2010 and resume normalized long-term growth rates in 2011. The significant assumptions of these five-year forecasts included quarterly revenue growth rates for various product categories, quarterly commission expense as a percentage of revenue and quarterly operating expense growth rates. The future cash flows were tax affected and discounted to present value using a blended discount rate of 9.5%. Since NFP retains a cumulative preferred position in its reporting units’ base earnings, NFP assigned a rate of return to that portion of its gross margin that would be represented by yields seen of preferred equity securities, ranging from 8.0% to 8.5%. For retained cash flows retained by NFP in excess of target earnings and below base earnings, NFP assigned a rate of return ranging from 12.5% to 15.0%. Terminal values for all reporting units were calculated using a Gordon growth methodology using a blended discount rate of 11% with a long-term growth rate of 3%.

If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and NFP is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of the goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment losses of $35.0 million, $5.5 million, and $5.2 million, respectively, related to goodwill and trade name, which is reflected in the consolidated statements of income.

Subsequent to the end of the third quarter of 2008, NFP’s stock price declined below net book value per share. Due to the significant deterioration in NFP’s stock price, NFP was required to perform a Step 1 goodwill impairment test under SFAS 142 during the fourth quarter of 2008. NFP determined the fair value of its reporting units using a discounted cash flow approach. The assumptions that NFP used for the risk adjusted rate and cash flow forecast are discussed above. As of December 31, 2008, NFP determined that aggregate fair value of its reporting units was in excess of the aggregate carrying value of its reporting units. NFP then reconciled the sum of the estimated fair values of its reporting units to NFP’s market value (based on its stock price at December 31, 2008), plus a reasonable control premium, which is estimated as that amount that would be received to sell the Company as a whole in an orderly transaction between market participants. NFP then considered the following qualitative items that cannot be accurately quantified and are based on the beliefs of management, but provide additional support for the explanation of the remaining difference between the estimated fair value of the Company’s reporting units and its market capitalization:

•	As of December 31, 2008, NFP’s market capitalization has been below its book value for a relatively short period of time.

•	NFP’s historical valuation multiples are significantly higher than the multiples as of December 31, 2008.

•	In its capacity as an intermediary of insurance products, NFP’s stock price has been influenced by the poor market performance of the insurance industry.

•	NFP was the subject of speculation among certain members of the analyst community regarding its liquidity position and potential bankruptcy.

NFP will continue to monitor both the expected future cash flows of its reporting units and long-term trends of its market capitalization for the purpose of assessing the carrying values of its goodwill and intangible assets. If the stock price remains below the net book value per share, or other negative business factors exist as outlined in SFAS 142, NFP may be required to perform another Step 1 analysis and potentially a Step 2 analysis, which could result in an impairment of up to the entire balance of the Company’s goodwill in the first quarter of 2009. If NFP performs a Step 2 goodwill impairment analysis as defined by SFAS 142, it will also be required to evaluate its intangible assets for impairment under SFAS 144.

In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, the Company applied a hypothetical 100 basis point, 200 basis point and 300 basis point increase in the risk adjusted rate for both, the blended discount rate and for the terminal value discount rate. This hypothetical increase would have resulted in an additional potential impairment charge of $12.3 million, $30.0 million and $52.7 million, respectively, for the fiscal year ended December 31, 2008. A decrease in the risk adjusted rate of 100 basis points would have resulted in a decrease in an impairment charge of $7.0 million.

As referenced above, the method to compute the amount of impairment incorporates quantitative data and qualitative criteria including new information that can dramatically change the decision about the valuation of an intangible asset in a very short period of time. The timing and amount of realized losses reported in earnings could vary if management’s conclusions were different. Any resulting impairment loss could have a material adverse effect on the Company’s reported financial position and results of operations for any particular quarterly or annual period.

Note 17—Non-cash transactions

The following are non-cash activities:

	For the years ended December 31,
(in thousands)	2008	2007	2006
Stock issued as consideration for acquisitions	$18,458	$39,335	$47,559
Net assets acquired (liabilities assumed) in connection with acquisitions	55	10,155	706
Stock issued as incentive compensation	8,379	3,141	4,442
Restricted stock units issued as incentive compensation	3,151	2,392	1,532
Stock issued for contingent consideration	2,059	18,032	10,904
Stock issued for management agreement buyout	—	3,494	—
Stock repurchased, note receivable and satisfaction of an accrued liability in connection with divestitures of acquired firms	414	912	1,612
Stock repurchased, note receivable and satisfaction of an accrued liability in exchange for the restructure of an firm	—	94	743
Stock repurchased in exchange for satisfaction of a note receivable, due from principals and/or certain entities they own and other assets	732	810	138
Excess (reduction) tax benefit from stock-based awards exercised/lapsed	(2,258)	5,062	3,300
Accrued liability for contingent consideration	4,357	3,533	18,686

Note 18—Quarterly Financial Data (Unaudited)

The quarterly results of operations are summarized below:

(in thousands, except per share amounts)	December 31	September 30	June 30	March 31
2008
Commissions and fees revenue	$299,252	$277,282	$287,457	$286,396
Gross margin	57,528	48,542	52,290	49,508
Net income	(12,443)	3,497	8,886	8,531
Earnings per share:
Basic	$(0.31)	$0.09	$0.22	$0.22
Diluted	$(0.31)	$0.08	$0.22	$0.21
2007
Commissions and fees revenue	$355,884	$311,191	$282,995	$244,224
Gross margin	68,028	57,180	58,709	40,482
Net income	17,772	14,579	8,929	7,471
Earnings per share:
Basic	$0.46	$0.38	$0.24	$0.20
Diluted	$0.43	$0.36	$0.22	$0.19

Note 19—Joint Venture

Life Settlements Joint Venture

On September 17, 2007, NFP entered into the GS Agreement with GS Re, a subsidiary of Goldman Sachs, to form a joint venture in the life settlements industry. On December 19, 2007, an LLC agreement governing the joint venture was amended to, among other things, add Genworth Institutional Life Services, Inc., a wholly-owned subsidiary of Senior Financial, Inc., which is a wholly-owned subsidiary of Genworth Financial, Inc. as a member of the joint venture (together with NFP and Goldman Sachs, the “Partners”). In furtherance of the joint venture, the Partners have formed Institutional Life Services, LLC (“ILS”), Institutional Life Services (Florida) LLC (“ILSF”) and Institutional Life Administration, LLC, (“ILA”), all Delaware limited liability companies. On October 16, 2008, the ILS LLC agreement was amended for a second time which evidenced NFP’s economic interest in ILS of 43% and an LLC agreement governing ILSF was entered into by the Partners. Pursuant to the ILSF LLC agreement, NFP has an economic interest of 43% in ILSF. On December 3, 2008, the LLC agreement governing ILA was entered into by the Partners and pursuant to the ILA LLC agreement, NFP has a 26% economic interest in ILA. On January 7, 2009, the ILS LLC agreement was amended for the third time and the ILSF LLC agreement was amended but NFP’s economic interest in each entity remained at 43%. NFP retains its economic interests in ILS, ILSF and ILA through its wholly-owned subsidiary NFP Life Services, LLC.

For the year ended December 31, 2008, NFP has contributed capital of $2.25 million to the joint venture and has recorded a loss of $2.0 million relating to its membership interest in ILS, ILSF and ILA. Pursuant to the limited liability company agreements for each entity, the Partners may contribute capital to ILS, ILSF and ILA as may be requested from time to time by the Board of Directors of ILS, ILSF and ILA, respectively.

Note 20—Subsequent events

Acquisitions

Subsequent to December 31, 2008 and through February 13, 2009, the Company completed one previously agreed upon sub-acquisition. The sub-acquisition consideration paid was approximately $0.5 million in cash.

Dispositions

Subsequent to December 31, 2008 and through February 13, 2009 the Company has disposed of two firms and entered into a definitive agreement to sell a third firm. Total consideration anticipated to be received for these transactions is $5.8 million.

2009 Principal Incremental Incentive Plan

NFP recently instituted the 2009 Principal Incremental Incentive Plan (the “2009 Plan”). The terms of the 2009 Plan provide that if NFP’s “same store” gross margin increases in 2009 relative to 2008, NFP will fund a new incentive pool (the “2009 Incentive Pool”) which will be equal to 50% of NFP’s “same store” gross margin increase. Generally, the 2009 Incentive Pool will be allocated pro rata with each firm’s contribution to “same store” gross margin growth.